EXHIBIT 99.1
RETAIL VENTURES INC. FILES FORM 8-K/A
REVISES JULY 30, 2005 BALANCE SHEET
No Effect on Statement of Operations
     Columbus, Ohio, September 9, 2005 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced that it will file a Form 8-K/A revising the unaudited balance sheet that accompanied the Company’s second quarter fiscal 2005 results press release issued on September 7, 2005. The revision reduces the amount previously announced as minority interest by $175.3 million to $104.7 million with a corresponding decrease in other assets of $26.6 million to $9.4 million, an increase of $13.1 million to $108.4 million in other noncurrent liabilities and an increase of $135.6 million to $215.3 million in shareholders’ equity.
     The Company’s balance sheet adjustments will not in any way affect the Company’s historical net income, earnings per share or total cash and equivalents. Moreover, these adjustments do not change the Company’s ability to access its funds.
     A comparative July 30, 2005, balance sheet as revised and as previously announced in the press release follows.

SOURCE:	Retail Ventures, Inc.

CONTACT:	Jim McGrady Chief Financial Officer (614) 478-2208

RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	As Revised	As Announced
	July 30,	July 30,
	2005	2005
	(Unaudited)	(Unaudited)
ASSETS
Cash and equivalents	$61,550	$61,550
Accounts receivable, net	16,278	16,278
Receivables from related parties	848	848
Inventories	559,110	559,110
Prepaid expenses and other assets	31,982	31,982
Deferred income taxes	62,007	62,007

Total current assets	731,775	731,775

Property and equipment, net	277,091	277,091

Goodwill	25,899	25,899
Tradenames and other intangibles, net	41,338	41,338
Deferred income taxes and other assets	9,414	35,997

Total assets	$1,085,517	$1,112,100

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$266,994	$266,994
Accounts payable to related parties	4,480	4,480
Accrued expenses	144,428	144,428
Warrant liability	113,250	113,250
Current maturities of long-term obligations	619	619

Total current liabilities	529,771	529,771

Long-term obligations, net of current maturities	127,317	127,317
Other noncurrent liabilities	108,396	95,297
Minority interest	104,716	279,993
Shareholders’ equity	215,317	79,722

Total liabilities and shareholders’ equity	$1,085,517	$1,112,100